EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated October 24, 2024 relating to the financial statements of Penguin Solutions, Inc. and the effectiveness of Penguin Solutions, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Penguin Solutions, Inc. for the year ended August 30, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
August 27, 2025